Exhibit 10.91.1

FIRST AMENDMENT

This First Amendment is entered into this 19th day of February, 2008, by and between Building Materials Holding Corporation, a Delaware corporation (“Company”) and William M. Smartt (“Executive”).

RECITALS

A.	The Company and Executive entered into an Employment Agreement dated April 1, 2006 (the “Agreement”) which provides for the employment of Executive by the Company.

B.
The Company and Executive desire to amend the Agreement to increase the Executive’s base salary, extend the term of the Agreement until December 31, 2010, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and make certain other changes, each as set forth herein.

NOW THEREFORE, the parties hereby agree as follows:

1.	Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement commenced on the Effective Date, and shall continue in effect for a period ending December 31, 2010, or, if this Agreement is extended, such later date as mutually agreed upon (the "Employment Term").”

2.	Section 3.1 of the Agreement is hereby amended to reflect that Executive’s base salary is $450,000.

3.	Section 5.1 of the Agreement is hereby amended by deleting the phrase “and for a period of one year following a termination of employment other than following a Change of Control”.

4.
Sections 5.2 and 5.3 of the Agreement are each hereby amended by deleting the phrase “other than following a Change of Control” from the first sentence thereof and replacing it with the phrase “for any reason”.

5.	Section 5.5 of the Agreement is hereby amended by deleting the words “three years” from the first sentence thereof and replacing them with the words “one year”.

6.	Section 7.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.4 Termination Without Cause. The Company may, at any time and without prior written notice, terminate Executive without Cause. In the event that Executive's employment with the Company is terminated without Cause, Executive shall receive payment for all earned but unpaid Base Salary, and benefits the Executive is then entitled to receive under benefit plans of the Company, if any, less standard withholdings for tax and social security purposes, through the Date of Termination. In addition, provided that Executive executes a release of claims against the Company (in a form reasonably satisfactory to the Company) and such release becomes effective, Executive shall receive (i) within 75 days payment in a lump sum of an amount equal to the then current Base Salary through December 31, 2010; (ii) payment of the amount of the Annual Bonus that Executive would be eligible to receive under the Company's Bonus Plan for the year in which the termination occurs; (iii) payment of amounts accrued under the LTIP in accordance with the terms of the LTIP, as modified by Section 3.4(d) hereof; (iv) assuming Executive is eligible and elects COBRA, payment on Executive's behalf of monthly continuation premiums for health insurance under Federal or State COBRA for a period of 18 months following the Date of Termination; (v) acceleration of the vesting of a portion of any unvested stock options in the amount that would have become vested on or before December 31, 2010; (vi) benefits under the SERP, provided that Executive shall become fully vested in his benefits under the SERP upon termination pursuant to this Section 7.4; (vii) the benefits provided for in Sections 3.7 and 3.8 hereof; (viii) payment of the Equity Bonus as provided in Section 3.4 hereof, provided that Executive shall become fully vested in his benefits under Section 3.4 upon termination pursuant to this Section 7.4, and (ix) any other benefits that Executive is entitled to receive as of the Date of Termination under applicable benefit plans of the Company, less standard withholdings for tax and social security purposes. No other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after such Date of Termination. Except as specifically provided in this Section 7.5 and except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

7.	Section 7.5 of the Agreement is hereby amended to add to the end thereof the phrase “, subject to, as applicable, Executive’s execution of the effective release of claims described in Section 7.4.”

8.	Section 7.6(d) of the Agreement is hereby amended by deleting the introductory language thereof in its entirety and replacing it with the following:

(d) "Good Reason" shall mean Executive's resignation from employment within 180 days after the occurrence of one of the following events enumerated in this Section 7.6(d) without Executive’s express written consent, provided, however, that Executive must provide written notice to the Company within ninety (90) days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty (30) days after such notice is given to cure:

9.	Section 7.6(d)(ii) of the Agreement is hereby amended by deleting clause (3) thereof in its entirety and replacing it with the following:

(3) (A) with respect to any fiscal year preceding the Company’s 2008 fiscal year, material reduction in the amount of cash bonus paid to Executive under the Company’s Annual Bonus Plan to an amount that is less than the highest cash bonus paid to Executive under the Bonus Plan for any of the three fiscal years immediately preceding the fiscal year in which the Executive provides notice to the Company of his termination for Good Reason (“Good Reason Notice”) and (B) with respect to the Company’s 2008, 2009 and 2010 fiscal years (and any subsequent fiscal year), a material reduction in his bonus opportunity under the Annual Bonus Plan such that he no longer participates in the Annual Bonus Plan on the same terms as the senior executives of the Company generally;

10.	Section 7.6(d)(ii) of the Agreement is hereby amended by deleting clause (5) thereof in its entirety and replacing it with the following:

(5) (A) with respect to any fiscal year preceding the Company’s 2008 fiscal year, reduction in amounts allocated or accrued (whether or not funded) as a Company contribution on behalf of Executive under the Company's SRIP (or any successor plan) (“SRIP Accrual”) to an amount that is materially less than the highest SRIP Accrual made on behalf of Executive for any of the three fiscal years immediately preceding the year in which Good Reason Notice occurs or (B) with respect to the Company’s 2008, 2009 and 2010 fiscal years (and any subsequent fiscal year), a material reduction in the benefits provided to Executive under the SRIP such that he no longer participates in the SRIP on the same terms as the senior executives of the Company generally;

11.	Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

8.1 Severance Benefits. If the employment of Executive is terminated within the period commencing 3 months prior to a Change in Control and ending 3 years following a Change in Control, the provisions of Section 7 shall not apply and all payments shall be made in accordance with the provisions of the Building Materials Holding Corporation Severance Plan for Certain Executive Officers, Senior Management and Key Employees of the Company and its Subsidiaries, including any amendments thereto, as of the Effective Date ("Severance Plan"). For the avoidance of any doubt, the vesting of any stock option or restricted stock grant shall be governed by the award agreement pursuant to which such stock option or restricted stock grant was granted.

12.	Section 8.5 of the Agreement is hereby deleted in its entirety.

13.	The following new Section 9 shall be added to the Agreement (with the existing Sections 9, 10 and 11 (and all subsections thereof) renumbered accordingly):

9. Code Section 409A. Notwithstanding anything herein or in the Severance Plan to the contrary, to the extent that the Board determines, in its sole discretion, (a) at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and (b) that any payment or benefit to be provided under Section 7.4,7.5 or 8.1 to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision if paid at the time such payments and benefits are otherwise required under this Agreement, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive’s death; provided, however, that an amount equal to the lesser of two times (x) annual compensation or (y) the limit under Code Section 401(a)(17) shall not be subject to the delay described in the previous clause and instead shall be paid out as otherwise scheduled.

14.	Section 11.13 of the Agreement is hereby deleted in its entirety. Existing Sections 11.14 and 11.15 are hereby renumbered to Sections 12.13 and 12.14.

15.	Section 11.15 of the Agreement is hereby deleted in its entirety and replaced with the following (renumbered Section 12.14 per paragraphs 13 and 14 of this First Amendment):

12.14 Dispute Resolution and Binding Arbitration. Executive and the Company agree that in the event a dispute arises concerning or relating to Executive's employment with the Company, or any termination therefrom, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services ("JAMS") by a single impartial arbitrator experienced in employment law selected as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within ten (10) days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternatively strike names until a single arbitrator remains. The arbitration shall take place in San Francisco, California, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS' rules and procedures. Executive and the Company further agree that arbitration as provided for in this section will be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The parties further agree that the award of the arbitrator shall be final and binding on both parties. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators' fees, conference room, transcripts), but each party shall be responsible for its own attorneys' fees. THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

16.	All remaining provisions of the Agreement, other than those expressly modified in this Second Amendment, remain in full force and effect.

This First Amendment is effective February 19, 2008 and is dated the date first written above.

COMPANY	EXECUTIVE

BUILDING MATERIALS HOLDING CORPORATION

By	By
Robert E. Mellor		William M. Smartt
Chairman and Chief Executive Officer